EXHIBIT 10.12

	EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between HemaCare Corporation (the "Company"), located at 4954 Van Nuys Boulevard, Sherman Oaks, CA 91403, and Joshua Levy, M.D. (the "Employee") as of March 22, 2000.

1.  	Employment

The Company employs the Employee, and the Employee accepts employment (hereinafter, the "Employment"), upon the terms and conditions of this Agreement.

2.  	Duties

Employee shall perform the duties of National Medical
Director, including (i) providing medical oversight for the Company's operations (including those relating to therapeutic apheresis and blood product collection and distribution), (ii) reviewing, approving and monitoring the Company's standard operating procedures and compliance therewith, (iii) providing leadership and general supervision and direction to regional medical directors, (iv) providing support and training to physicians treating patients and supervising therapeutic apheresis procedures performed by the Company's nursing personnel, (v) promoting the appropriate use of therapeutic apheresis in the healthcare community through educational activities, (vi) providing medical input to the Company's management and Board of Directors, (vii) arranging for backup, on call coverage by other physicians when on vacation and otherwise unavailable, and (viii) performing such other duties of a responsible nature consistent with his position as may be prescribed from time to time by the Board of Directors. Employee shall devote substantially all of his working time and efforts to the business and affairs of the Company; provided, however, that during the Term hereof the Employee may continue to devote substantially the same time and attention to his medical practice as he devoted thereto immediately before the Effective Date. During the Employment, Executive shall report directly to the Executive Chairman and from time to time the Board of Directors of the Company.

3.  Term


Unless otherwise terminated as provided below, the initial term (the "Term") of this Agreement shall begin on March 22, 2000 (the "Effective Date") and shall terminate on the first anniversary thereof and, thereafter, shall be renewed automatically for subsequent one year terms unless written notice of termination is given by either party to the other not less than ninety (90) days before the end of the initial term or any subsequent one year renewal term. The effective date of such termination is referred to hereinafter as the "Termination Date."

4.  	Compensation

	1.	Base Salary

	The Company shall pay the Employee for all services rendered a salary of $200,000 per year (the "Base Salary") which may be adjusted by the Board of Directors of the Company as recommended by the Board Compensation Committee, payable in semi-monthly installments or in such other manner as the Company shall pay its executives.

	2.	Incentive Compensation

	For each fiscal year of the Company which ends during the Term, the Company shall pay to Employee an annual bonus equal to ten percent (10%) of the increase, if any, in the Company's net operating profits from therapeutic apheresis services realized during such fiscal year when compared to the prior fiscal year, which bonus shall be payable within ninety (90) days after the end of such fiscal year. Such bonus shall be in addition to any other bonus awarded at the discretion of the Board of Directors.

	All bonus calculations shall exclude the revenues and net operating profits, if any, resulting from therapeutic apheresis services performed for patients of Employee's medical practice.

	3.	Fringe Benefits

	Employee shall be eligible for all fringe benefits as stated in the HemaCare Corporation Personnel Manual, plus the following additions/modifications and those which are from time to time provided to other employees of the Company holding senior executive positions.

		1.	Vacation: 4 weeks

		2.	Health/dental insurance commencing on the first
day of the month following the date of employment.

		3.	Long term disability insurance equal to two-thirds
of Base Salary pursuant to the terms of such insurance policy, provided that such insurance is available on commercially reasonable terms.

		4.	Term life insurance in an amount of $1,000,000,
provided that such insurance is available on commercially reasonable terms.


		5.	Participation in the Company's employee retirement
programs including the Company's 401(K) Plan.

5.	Change of Control

	In the event of a Change of Control (as defined in Exhibit A hereto) which occurs during the Employment and within twelve months thereafter either (i) the Employment is terminated by the Company without Cause or (ii) the principal place of the Employment is changed from Southern California, Employee shall be entitled to receive two (2) times the amount of the severance payment determined pursuant to paragraph X below.

6.  	Extent of Services

	During the Term, Employee shall not, without the prior written consent of the Company, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that during the Term hereof the Employee may continue to devote substantially the same time and attention to his medical practice as he devoted thereto immediately before the Effective Date. This shall not be construed as preventing Employee from investing his assets in such form or manner as will not require the performance of services of Employee in the operation of the affairs of the enterprises or companies in which said investments are made.

7.  	Non-Disclosure; Nonsolicitation; Nondisparagement

	A.	Employee shall not, during the Term or at any time
thereafter, (i) disclose to any person not employed by the Company or any person, firm or corporation engaged to render services to Company except during the Term for the benefit of Company, or (ii) use for the benefit of himself, or others, any Confidential Information (as defined below) obtained by Employee prior to the Effective Date, including, without limitation, "know-how," trade secrets, details of the Company's contracts with third parties, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of Company ("Confidential Information"); provided, however, that this provision shall not preclude Employee from (x) upon advice of counsel and after reasonable notice to Company, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this paragraph VI by or on behalf of Employee).


	B.	 As requested by the Company from time to time and upon
the termination of the Employment for any reason, Employee shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Employee's possession or within Employee's control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any such Confidential Information) regardless of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

	C.	The Employee shall not, either directly or indirectly,
call on, solicit or take away or assist to be called on, solicited or taken away, any of the customers, other employees or independent contractors of the Company on whom the Employee called or with whom the Employee became acquainted during the Employee's employment with or hiring by the Company, either for the Employee's own benefit, or for the benefit of any other person, firm or corporation. The Employee shall not disclose the name of any employee, customer, sales representative or other employee of the Company to any third party, unless the disclosure occurs during the Employee's employment with the Company and is reasonably required by the Employee's position with the Company.
 The Employee shall not now or in the future disrupt, damage, impair or interfere with the business of the Company in any manner, including, without limitation, inducing an employee to leave the employ of the Company or inducing an employee, a consultant, a sales representative or an independent contractor to sever that person's relationship with the Company either by interfering with or raiding the Company's employees or sales representatives, disrupting its relationships with customers, agents, independent contractors, representatives or vendors, or otherwise.

	In the event of a breach or threatened breach by Employee of the provisions of this paragraph, the Company will be entitled to injunctive or other equitable relief restraining Employee from any breach or threatened breach of this paragraph VI. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

8.  	Expenses

	The Employee may incur reasonable expenses, in accordance with Company policies for such expenses, for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses upon the Employee's presentation of an itemized account of such expenditures and supporting documentation, in accordance with Company policy.

9.  	Termination by the Company for Cause

	This Agreement may be terminated by the Company under any of the following circumstances:

	1.	Upon the death of Employee; or

	2.	Upon the inability of Employee to perform all of his
duties hereunder by reason of illness, physical, mental or emotional disability or other incapacity, which inability shall continue for more than three (3) successive months or six (6)
months in the aggregate during any period of twelve (12) consecutive months; or

	3.	For cause, defined as:

		(i)	the willful failure of Employee (other than for
the reasons described in subparagraph VIII(B) above) to substantially perform his duties hereunder. No act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company;

		(ii) 	conviction of a crime involving a felony,
fraud, embezzlement or the like,

		(iii)	the engaging by Employee in conduct, or the
taking by Employee of any action, which is materially injurious to the Company,

		(iv)	habitual insobriety or habitual abuse of a
controlled substance,

		(v)	misappropriation of the Company's funds,

		(vi)	the failure of Employee to comply with the
provisions of Paragraphs V or VI above, or

		(vii)	the failure of Employee to remain licensed to
practice medicine in the State of California.

	Termination pursuant to this subsection may only occur after written notice from the Company to the Employee specifying the grounds for termination and the Employee fails within ten (10) days after receipt of such notice to cure such failure.

10.  	Termination by Employee for Cause

	This Agreement may be terminated by Employee under any of the following circumstances:

	1.	The failure of the Company to observe or comply with
any of the material terms or provisions of this Employment
Agreement after written notice from Employee to Company specify to grounds for termination and the Company fails within ten (10) days after receipt of such notice to cure such failure;

	2.	Any material reduction in Employee's Base Salary, or a
material reduction in Employee's fringe benefits or any other material failure by the Company to comply with Sections II and IV hereof;

	3.	The Company sells substantially all of its assets to a
single purchaser or to a group of associated purchasers;

	4.	At least two-thirds of the outstanding shares of each
class of the Company's capital stock are sold, exchanged, or otherwise disposed of, in one transaction or a series of related transactions; or

	5.	The Company dissolves or liquidates its business.

Termination pursuant to this subsection may only occur after written notice from the Employee to the Company specifying the grounds for termination and the Company fails within ten (10) days after receipt of such notice to cure such failure.

11.  	Severance

	In the event this Agreement is terminated by the Company, without cause, or in the event this Agreement is terminated by the Employee for any of those causes listed in paragraph IX the Company shall continue to pay the Employee his then current Base Salary and provide the benefits set forth in paragraph IV(C)(2),
(3) and (4) above for the period commencing on the Termination Date and expiring twelve (12) months after the Termination Date.

	The Company may, at its option and at any time, discharge all its obligations to Employee under this paragraph in a single payment in an amount equal to the net present value (at a discount rate equal to the prime rate announced from time to time by Bank of America NT&SA) of all amounts then payable hereunder.
As of the date of payment of all amounts required to be paid by the Company under this paragraph, the Company will have no further obligation to Employee with respect to the payment of severance pay.


10.  	Waiver of Breach

	The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

11.  	Arbitration

	Any dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall be finally resolved and determined by mandatory, binding arbitration before a single arbitrator in Los Angeles, California, in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association; provided, however, that no claim for specific performance or injunctive relief shall be required to be submitted to arbitration; provided, further, that the arbitrator shall apply the internal laws of the State of California. Each of the parties hereto submits to the jurisdiction of the arbitrator appointed in accordance with such rules and (without limiting the effect of the foregoing arbitration clause) to the jurisdiction of any state or federal court sitting in Los Angeles County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
Nothing in this paragraph XII, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court or to serve legal process in any other manner permitted by law or at equity, for the purposes of compelling arbitration, enforcing any award in arbitration, or seeking specific performance or injunctive relief. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in paragraph XVI hereof. Each party hereto agrees that a final award in any such arbitration or final judgment in any such action or proceeding so brought shall be conclusive and may be enforced by entry of such award in any court of competent jurisdiction, suit on the award or judgment, or in any other manner provided by law or at equity. In the event of legal action or arbitration to construe or enforce this Agreement, the prevailing party (as determined by the court or arbitrator, as applicable) shall be entitled to recover its reasonable attorneys' fees and costs.

12.  	Assignment

	The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, but the rights and obligations of Employee are personal and may not be assigned or delegated without the Company's prior written consent.


13.  	Entire Agreement

	This Agreement and the Exhibits attached hereto contain the entire Agreement of the parties and may not be changed orally, but only by an agreement in writing executed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

14.  	Law Applicable

This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of California applicable to contracts made and to be performed wholly within that state. In the event any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.

15.	Notices

 	Any notice to the Company required or permitted under this Agreement shall be given in writing to Company, either by personal service or by registered or certified mail, postage prepaid, addressed to the Chairman of the Company at its then principal place of business. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in the Company's files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given
(a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this paragraph.

	IN WITNESS WHEREOF, the parties intending to be legally bound, have executed this Agreement the day and year first above stated.


HEMACARE CORPORATION                     EMPLOYEE


/s/ Alan C. Darlington			  /s/ Joshua Levy
____________________________		 __________________________
Alan C. Darlington, Chairman of		  Joshua Levy, M.D.
the Board of Directors

Exhibit "A"

As used in this Agreement, the phrase "Change of Control" shall mean:

(a)	Except as provided by subparagraph (b) hereof, the
acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; or

(b)	Approval by the Board of a reorganization, merger or
consolidation of the Company with any other person, entity or corporation, other than:

(i)	a merger or consolidation which would result in
the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such merger or consolidation; or

(ii)	a merger or consolidation effected to implement a
recapitalization of the Company or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company outstanding immediately after such merger or consolidation; or

(iii)	Approval by the Board of a plan of complete
liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets pursuant to which all or substantially all of the Company's assets continue to be owned by an affiliate of the Company.